Tecnoglass Enters Into Strategic Joint Venture Agreement with Saint-Gobain

- Tecnoglass to Purchase Minority Stake in Saint-Gobain’s Existing Colombia-Based Float Glass Operation -

- JV Partners to Build New State-of-the-Art Facility Near Tecnoglass Headquarters -

- JV to Provide Ample Access to Float Glass Supply, Reduces Procurement and Other Operating Costs and Expands Vertical Integration Strategy to Nearly Entire Production Process -

BARRANQUILLA, Colombia – January 11, 2019 - Tecnoglass Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today announced that it has entered into a joint venture agreement with Saint-Gobain, through the planned purchase of a minority ownership interest in Vidrio Andino, a Colombia-based subsidiary of Saint-Gobain with annualized sales of approximately $100 million. Saint-Gobain, headquartered in Courbevoie, France, is a worldwide manufacturer and distributor of high performance materials and solutions in the building, transportation, infrastructure and industry markets with 2017 sales of $46.1 billion.

Vidrio Andino has been selling glass in Colombia and the region since 1997 and began production at its manufacturing facility located near Bogotá, Colombia in 2013, becoming the main supplier of float glass to Tecnoglass since that time. The joint venture will significantly augment Tecnoglass’ vertical integration strategy by allowing it to acquire an ownership interest in one of the first stages of its production supply chain, guaranteeing stable long-term float glass supply and improving purchasing economics for a significant portion of its float glass sourcing over time.

Building on more than 20 years of success, Vidrio Andino also plans to build a new state-of-the-art, technologically-advanced glass manufacturing facility in Galapa (nearby Barranquilla), which is located approximately 12 miles from Tecnoglass’ existing production facilities. The new facility will have nominal production capacity of approximately 750 metric tons per day of float glass. Upon the expected completion of the new Galapa facility in 2021, Tecnoglass will benefit from the following factors:

●	Access to ample float glass supply for anticipated growth, with Vidrio Andino more than doubling its float glass production nominal capacity
●	Reduced purchasing costs through expanded scale in its float glass procurement, elimination of raw material waste, and lower inbound transportation costs given Galapa’s closer proximity to Barranquilla
●	Control of nearly its entire production process, driving increased efficiency to provide enhanced service and improved lead times to customers

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “We are excited to partner with Saint-Gobain and to develop one of the most advanced and efficient glass production facilities in the world near our own plant network. This investment reinforces our vertical integration strategy and positions Tecnoglass to capture benefits from nearly the entire value chain of our high-quality architectural glass production. The joint venture secures our float glass supply and will generate significant synergies for years to come.”

Xavier Pinot, General Manager of Vidrio Andino, commented, “Over the past several years, Vidrio Andino has built a powerful brand and a trusted reputation for excellence as a glass supplier of choice in Latin America. By combining Saint-Gobain, a world leader in the manufacturing of float glass, with Tecnoglass’ proven high quality manufacturing acumen, Vidrio Andino will be able to accelerate its penetration in the region.”

The Company’s investment for the minority interest in Vidrio Andino is approximately $45 million, which is expected to be funded with cash of approximately $34 million plus land contributed at an aggregate value of approximately $11 million. Tecnoglass intends to fund the cash portion of the transaction with cash on its balance sheet and readily available lines of credit, while maintaining a pro forma net leverage position in line with recent quarters. The transaction is expected to be completed in the second quarter of 2019.

The initial $45 million investment into the joint venture from Tecnoglass will be used to fund a portion of the construction cost for the new manufacturing facility near Barranquilla, which is expected to total approximately $160 million through 2022. The remainder of the construction cost is expected to be funded primarily through operating cash flow from the existing manufacturing facility in Bogota, debt borrowed at the joint venture level and pro-rata capital contributions from the shareholders over the multi-year construction period.

The description of the transaction contained herein is only a summary and is qualified in its entity by reforms to the definitive transaction documents, copies of which will be filed by Tecnoglass as exhibits to a Current Report on Form 8-K and which can be obtained, without charge, at www.sec.gov. For additional information on the terms of the transaction, investors are directed to review the Current Report on Form 8-K.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies over 900 customers in North, Central and South America, with the United States accounting for more than 75% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

About Saint-Gobain

Saint-Gobain designs, manufactures and distributes materials and solutions which are key ingredients in the wellbeing of each of us and the future of all. They can be found everywhere in our living places and our daily life: in buildings, transportation, infrastructure and in many industrial applications. They provide comfort, performance and safety while addressing the challenges of sustainable construction, resource efficiency and climate change. With 2017 sales of $46.1 billion, Saint-Gobain operates in 67 countries and has more than 179,000 employees. For more information about Saint-Gobain, visit www.saint-gobain.com and the twitter account @saintgobain.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

Chief Financial Officer

305-503-9062

investorrelations@tecnoglass.com